Exhibit 99.1

Wyndham Destinations Reports Second Quarter 2018 Results

ORLANDO, Fla. (August 8, 2018) — Wyndham Destinations, Inc. (NYSE:WYND), which began trading under the ticker WYND on June 1, 2018, today reported second quarter 2018 financial results for the three months ended June 30, 2018.

Results are reported in accordance with U.S. generally accepted accounting principles (GAAP) and are also reported adjusting for certain items (non-GAAP). The Company is also presenting non-GAAP results for the three and six month periods ended June 30, 2018 and 2017 on a further adjusted basis as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. A full reconciliation of GAAP results to the Company's non-GAAP measures for all reported periods are available in the financial tables section of this press release. Highlights include:

•	Reported revenue, net income and diluted earnings per share (EPS) of $1.0 billion, $378 million and $3.77, respectively.

•	Further adjusted net income increased 9% to $125 million. Further adjusted diluted EPS increased 14% to $1.25, compared to guidance of $1.13 - $1.23.

•	Further adjusted EBITDA increased 7% to $249 million, compared to guidance of $240 - $250 million.

•	Repurchased $42 million of stock in the second quarter, including $15 million in June.

•	Reaffirmed full-year 2018 revenue and further adjusted EBITDA guidance and increased further adjusted diluted EPS guidance to $4.74 - $4.94.

"During the second quarter Wyndham Destinations completed the spin-off of Wyndham Hotels & Resorts to become a pure-play vacation ownership and exchange company," said Michael D. Brown, president and chief executive officer of Wyndham Destinations.

"Our team has executed extremely well on our key strategic priorities over a busy period. We are very pleased with a strong second quarter to finish a robust first half of 2018, with solid results in both of our operating segments. During the second quarter, we increased further adjusted EBITDA by 7%, EBITDA margin by 90 basis points, new owner mix by 260 basis points and initiated our first post-spin buyback of Wyndham Destinations shares."

"Looking ahead, we are committed to driving growth in our core business and delivering value to our shareholders. Wyndham Destinations is on track and today we reaffirm our full-year revenue and further adjusted EBITDA guidance and commitment to return capital to shareholders through dividends and share repurchases," said Brown.

Results From Continuing Operations

On May 9, 2018, the Company sold its European vacation rentals business to an affiliate of Platinum Equity, LLC, generating net proceeds of $1.03 billion and on May 31, 2018, the Company completed the spin-off of its hotel business into a separate publicly traded company. Wyndham Destinations is the world’s largest vacation ownership and exchange company. For all periods presented, the results of operations for the hotel business and the European vacation rentals business have been classified as discontinued operations.

During the second quarter of 2018, reported revenues, loss from continuing operations and loss from continuing operations per diluted share from continuing operations were $1.0 billion, $(12) million and $(0.12), respectively. This compared to reported revenues of $978 million, income from continuing operations of $14 million and diluted EPS from continuing operations of $0.13 in the second quarter of 2017. Total second quarter 2018 adjusted EBITDA from continuing operations increased 7% to $243 million.

Company Results — Further Adjusted

Second quarter 2018 and 2017 further adjusted results are presented as if Wyndham Destinations were separated from Wyndham Hotels & Resorts for all periods presented.

During the second quarter of 2018, further adjusted net income was $125 million and further adjusted diluted EPS was $1.25 based on 100 million diluted shares outstanding. Further adjusted EBITDA was $249 million compared to $233 million in the second quarter of 2017 and was within the Company's guidance of $240 million to $250 million.

In the second quarter of 2018, further adjusted EBITDA as compared to adjusted EBITDA included $5 million of incremental license fee expense and other changes being effected in conjunction with the spin-off for the first two months of the second quarter of 2018. In addition, results excluded $11 million of corporate and other costs to reflect the Company’s position as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented.

In the second quarter of 2017, further adjusted EBITDA, as compared to adjusted EBITDA, included $7 million of incremental license fee expense and other changes being effected in conjunction with the spin-off for the entire second quarter of 2017. In addition, results excluded $12 million of corporate and other costs to reflect the Company’s position as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented.

These adjustments are described in further detail in Table 5.

Business Segment Results

Vacation Ownership

$ in millions	2018	2017	% change
Revenue	$770	$745	3%
Adjusted EBITDA	$194	$185	5%
Further Adjusted EBITDA	$188	$179	5%

Vacation ownership revenues increased 3%, primarily due to a 7% increase in gross vacation ownership interest (VOI) sales of $602 million and offset by increases in the mix of fee-for-service sales as well as an increase in the loan loss provision. Tour flow increased 3% and Volume Per Guest (VPG) increased 5%. The mix of new owner sales increased 260 basis points year-over-year and new owner sales volume increased 16%.

Vacation Ownership further adjusted EBITDA increased 5% to $188 million, primarily due to revenue growth of 3%, consumer finance income growth and cost efficiencies in general and administrative expenses.

Consumer finance gross receivables grew 5% year-over-year to $3.6 billion. The provision for loan loss as a percentage of gross VOI sales, net of fee-for-service sales was 21.4% at the end of the second quarter of 2018. The provision for loan loss increased to $126 million, with the $16 million year-over-year increase due to $7 million of higher financing volume and $9 million of higher default activity. The allowance for loan losses as a percentage of the Company's loan portfolio was 19.5% at the end of the second quarter of 2018, compared to 19.2% at the end of first quarter of 2018.

Exchange & Rentals

$ in millions	2018	2017	% change
Revenue	$238	$234	2%
Adjusted EBITDA	$70	$65	8%
Further Adjusted EBITDA	$70	$65	8%

Exchange & Rentals revenues increased 2%, primarily due to 1% growth in average members. Further adjusted EBITDA increased $5 million, or 8%, including a $3 million benefit from currency. Excluding the effect of currency, further adjusted EBITDA would have increased 3%.

Balance Sheet and Liquidity

Net Debt — As of June 30, 2018, the Company's leverage ratio was 2.9x. The Company had $3.0 billion of corporate debt outstanding, which excluded $2.1 billion of non-recourse debt related to its securitized notes receivable. Additionally, the Company had cash and cash equivalents of $155 million. The Company used the proceeds from the sale of the European Vacation Rentals business primarily to repay outstanding debt. Refer to Table 9 for definitions of net debt and leverage ratio.

Cash Flow — For the six months ended June 30, 2018, net cash provided by continuing operations was $93 million, compared to $231 million in the prior year period. Free cash flow from continuing operations was $45 million for the six months ended June 30, 2018, compared to $88 million for the same period in 2017, primarily due to separation-related cash outlays in 2018. Further adjusted free cash flow was $195 million and $165 million for the same periods, respectively.

Share Repurchases — During the first two months of the second quarter of 2018, the Company repurchased 0.2 million shares of common stock for $27 million at a weighted average price of $112.14 per share. Following the spin-off of its hotel business and during the month of June, the Company repurchased 0.3 million shares of common stock for $15 million at a weighted average price of $46.01 per share. As of June 30, 2018, the Company had $1.0 billion remaining in its share repurchase authorization.

Dividend — The Company announced a cash dividend of $0.41 per share on July 27, 2018.

Securitization — On April 18, 2018, the Company closed a private placement term securitization of $350 million with a weighted average coupon of 3.73% and an advance rate of 90.0%. Subsequent to the end of the quarter, on July 18, 2018, the Company closed a $500 million term securitization with a weighted average coupon of 3.65% and an advance rate of 88.7%.

Outlook

The Company is reaffirming its full-year 2018 revenue and further adjusted EBITDA guidance as follows:

•	Revenues of $3.975 billion to $4.085 billion

•	Further adjusted EBITDA of $955 million to $975 million

The Company is revising its further adjusted full-year 2018 net income and diluted EPS guidance as follows:

•	Further adjusted net income of $476 million to $496 million, compared to the previous expectation of $463 million to $483 million

•	Stock based compensation of $16 million to $20 million, compared to the previous expectation of $33 million to $37 million

•
Further adjusted diluted EPS of $4.74 to $4.94, compared to the previous expectation of $4.55 to $4.75, to reflect a lower share count of 101 million shares outstanding and lower stock based compensation

The Company's guidance assumes that the spin-off of its hotel business and the sale of its European vacation rentals business had been completed on January 1, 2018. More detailed projections are available in Table 8 of this press release.

In determining further adjusted net income, further adjusted EBITDA and further adjusted diluted EPS, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures, as described in Table 5 of this press release. The Company is providing guidance on a further adjusted basis for net income, EBITDA and diluted EPS. This guidance is presented only on a non-GAAP further adjusted basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Unavailable reconciling items could significantly impact the Company’s financial results. Please refer to Table 8 for further information.

Conference Call Information
Wyndham Destinations will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.wyndhamdestinations.com, or by dialing 877-876-9177, passcode WYND2Q, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for approximately 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for approximately 10 days beginning at 12:00 p.m. ET today at 800-677-6124.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. The Company utilizes non-GAAP measures on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of the press release.

About Wyndham Destinations
Wyndham Destinations (NYSE:WYND) believes in putting the world on vacation. Our global presence in 110 countries at more than 220 vacation ownership resorts and 4,300+ affiliated exchange properties distinguishes Wyndham Destinations as the world's largest vacation ownership and exchange company, with North America's largest professionally managed rental business. Each year our team of 25,000 associates delivers great vacations to millions of families as they make memories of a lifetime. Learn more at wyndhamdestinations.com. Our world is your destination.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham Destinations makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "projection," "estimate" and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Destinations to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Destinations’ current views and expectations with respect to its future performance and operations (including the statements in the “Outlook” section of this press release). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of the financial and credit markets, our ability to obtain financing, our credit ratings (including changes thereto as result of the spin-off and other related transactions), post-closing credit obligations as result of the sale of our European vacation rentals business, the economic environment for the timeshare industry, the impact of war, terrorist activity or political strife, operating risks associated with the vacation ownership and vacation exchange businesses, unanticipated developments related to the impact of the spin-off on our relationships with our customers, suppliers, employees and others with whom we have relationships, uncertainties related to our ability to realize the anticipated benefits of the spin-off, as well as those factors described in our Annual Report on Form 10-K, filed with the SEC on February 16, 2018, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Wyndham Destinations undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Investor and Media Contacts
Christopher Agnew
Vice President, Investor Relations
(407) 626-4050
Christopher.Agnew@wyn.com

Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@wyn.com

Wyndham Destinations
Table of Contents

Table Number

1.	Consolidated Statements of Income (Unaudited)

2.	Summary Data Sheet

3.	Operating Statistics

4.	Revenue by Reportable Segment

5.	Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted EBITDA to Further Adjusted Net Income From Continuing Operations

6.	Non-GAAP Measure: Reconciliation of Gross VOI Sales

7.	Non-GAAP Measure: Reconciliation of Free Cash Flows and Further Adjusted Free Cash Flows

8.	2018 Further Adjusted Guidance

9.	Definitions

Table 1

Wyndham Destinations
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues
VOI sales	$462	$446	$820	$796
Service and membership fees	409	401	828	810
Consumer financing	120	114	237	224
Other	16	17	29	30
Net revenues	1,007	978	1,914	1,860

Expenses
Operating	418	415	821	810
Cost of vacation ownership interests	47	38	78	75
Consumer financing interest	20	19	39	37
Marketing and reservation	155	140	286	258
General and administrative	133	153	286	304
Separation and related costs	133	—	163	—
Asset impairments	—	135	—	140
Restructuring	—	—	—	6
Depreciation and amortization	36	33	73	65
Total expenses	942	933	1,746	1,695

Operating income	65	45	168	165
Other (income), net	(5)	(3)	(11)	(3)
Interest expense	46	39	91	73
Interest (income)	(2)	(1)	(3)	(3)
Income before income taxes	26	10	91	98
Provision/(benefit) for income taxes	38	(4)	62	(2)
Income/(loss) from continuing operations	(12)	14	29	100
Income (loss) from discontinued operations, net	(42)	71	(49)	75
Income on disposal of discontinued operations, net	432	—	432	—
Net income	$378	$85	$412	$175

Basic earnings/(loss) per share
Continuing operations	$(0.12)	$0.13	$0.29	$0.95
Discontinued operations	3.90	0.69	3.83	0.72
	$3.78	$0.82	$4.12	$1.67

Diluted earnings/(loss) per share
Continuing operations	$(0.12)	$0.13	$0.29	$0.95
Discontinued operations	3.89	0.68	3.82	0.72
	$3.77	$0.81	$4.11	$1.67

Weighted average shares outstanding
Basic	100.0	103.8	100.1	104.5
Diluted	100.3	104.4	100.4	105.1

Cash dividends declared per share	$0.41	$0.58	$1.07	$1.16

Table 2

Wyndham Destinations
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Consolidated Results

Net income	$378	$85	345%	$412	$175	135%
Diluted earnings per share	$3.77	$0.81	365%	$4.11	$1.67	146%
Income/(loss) from continuing operations	$(12)	$14	(186)%	$29	$100	(71)%
Diluted earnings/(loss) per share from continuing operations	$(0.12)	$0.13	(192)%	$0.29	$0.95	(69)%

Adjusted Earnings from Continuing Operations
Adjusted EBITDA	$243	$227	7%	$432	$404	7%
Adjusted net income	$118	$97	22%	$195	$163	20%
Adjusted diluted earnings per share	$1.18	$0.93	27%	$1.94	$1.55	25%

Further Adjusted Earnings Metrics (a)
Further adjusted EBITDA	$249	$233	7%	$446	$422	6%
Further adjusted net income	$125	$115	9%	$210	$200	5%
Further adjusted diluted earnings per share	$1.25	$1.10	14%	$2.09	$1.90	10%

Segment Results

Net Revenues
Vacation Ownership	$770	$745	3%	$1,431	$1,384	3%
Exchange & Rentals	238	234	2%	484	477	1%
Corporate and other	(1)	(1)		(1)	(1)
Total	$1,007	$978	3%	$1,914	$1,860	3%

Adjusted EBITDA
Vacation Ownership	$194	$185	5%	$327	$311	5%
Exchange & Rentals	70	65	8%	149	142	5%
Segment Adjusted EBITDA	264	250		476	453
Corporate and other	(21)	(23)		(44)	(49)
Total Adjusted EBITDA	$243	$227	7%	$432	$404	7%

Further Adjusted EBITDA
Vacation Ownership	$188	$179	5%	$317	$301	5%
Exchange & Rentals	70	65	8%	149	142	5%
Further Adjusted EBITDA	258	244		466	443
Corporate and other	(10)	(11)		(20)	(21)
Total Further Adjusted EBITDA	$249	$233	7%	$446	$422	6%

Further Adjusted EBITDA Margin	24.7%	23.8%		23.3%	22.7%

Key Operating Statistics

Vacation Ownership
Gross VOI sales	$602	$562	7%	$1,067	$1,000	7%
Tours (in thousands)	241	235	3%	431	411	5%
VPG (in dollars)	$2,411	$2,302	5%	$2,363	$2,325	2%
New owner sales mix	38.3%	35.7%		37.5%	34.3%

Exchange & Rentals
Average number of members (in thousands)	3,844	3,791	1%	3,848	3,804	1%
Exchange revenue per member (in dollars)	$173.05	$174.12	(1)%	$183.88	$185.02	(1)%

Table 2
(continued)

Note: Amounts may not add due to rounding. See Table 9 for definitions. For a full reconciliation of GAAP to adjusted to further adjusted results, refer to Table 5.

(a)     Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off. Corporate and other costs reflect the Company’s position as if it were a standalone company during all reported periods.

Table 3

Wyndham Destinations
Operating Statistics

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership (a)
Gross VOI Sales (in millions) (b)	2018	$465	$602	N/A	N/A	N/A
	2017	$438	$562	$600	$538	$2,139
	2016	$427	$517	$563	$501	$2,007

Tours (in thousands)	2018	190	241	N/A	N/A	N/A
	2017	176	235	247	210	869
	2016	179	213	230	197	819

VPG	2018	$2,303	$2,411	N/A	N/A	N/A
	2017	$2,354	$2,302	$2,299	$2,438	$2,345
	2016	$2,244	$2,328	$2,320	$2,399	$2,324

Provision for Loan Losses (in millions) (c)	2018	$(92)	$(126)	N/A	N/A	N/A
	2017	$(85)	$(110)	$(123)	$(101)	$(420)
	2016	$(63)	$(90)	$(104)	$(86)	$(342)

Provision for Loan Loss as a Percentage of Gross VOI Sales, net of fee-for-service sales	2018	20.4%	21.4%	N/A	N/A	N/A
	2017	19.6%	19.8%	20.9%	19.3%	20.0%
	2016	15.6%	18.0%	19.0%	17.2%	17.6%

Allowance for Loan Losses (in millions)	2018	$684	$705	N/A	N/A	N/A
	2017	$619	$643	$684	$691	$691
	2016	$570	$585	$619	$621	$621

Gross Vacation Ownership Contract Receivables (in millions)	2018	$3,560	$3,609	N/A	N/A	N/A
	2017	$3,377	$3,435	$3,547	$3,591	$3,591
	2016	$3,270	$3,297	$3,379	$3,398	$3,398

Allowance for Loan Loss as a Percentage of Gross Vacation Ownership Contract Receivables	2018	19.2%	19.5%	N/A	N/A	N/A
	2017	18.3%	18.7%	19.3%	19.2%	19.2%
	2016	17.4%	17.7%	18.3%	18.3%	18.3%

Exchange & Rentals (a)
Average Number of Members (in thousands)	2018	3,852	3,844	N/A	N/A	N/A
	2017	3,817	3,791	3,792	3,796	3,799
	2016	3,841	3,857	3,868	3,843	3,852

Exchange Revenue Per Member	2018	$194.70	$173.05	N/A	N/A	N/A
	2017	$195.84	$174.12	$172.43	$164.45	$176.74
	2016	$193.06	$170.48	$169.18	$157.56	$172.56

Note:    Full year amounts and percentages may not compute due to rounding.
(a)     Includes the impact of acquisitions from the acquisition dates forward.
(b)     Includes Gross VOI sales under the Company's fee-for-service sales. (See Table 6 for a reconciliation of Gross VOI sales to Net VOI sales).
(c)     Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

Table 4

Wyndham Destinations
Revenue by Reportable Segment
(in millions)

	2018
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$358	$462	N/A	N/A	N/A
Consumer Financing	118	120	N/A	N/A	N/A
Property Management Fees and Reimbursable Revenues	164	162	N/A	N/A	N/A
Other Revenues	21	26	N/A	N/A	N/A
Total Vacation Ownership	661	770	N/A	N/A	N/A

Exchange & Rentals
Exchange Revenues	188	166	N/A	N/A	N/A
Rental & Other Revenues	58	72	N/A	N/A	N/A
Total Exchange & Rentals	246	238	N/A	N/A	N/A
Total Reportable Segments	$907	$1,007	N/A	N/A	N/A

	2017
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$350	$446	$466	$422	$1,684
Consumer Financing	111	114	119	120	463
Property Management Fees and Reimbursable Revenues	163	164	160	162	649
Other Revenues	15	21	23	25	85
Total Vacation Ownership	639	745	768	729	2,881

Exchange & Rentals
Exchange Revenues	187	165	163	156	671
Rental & Other Revenues	56	69	85	46	256
Total Exchange & Rentals	243	234	248	202	927
Total Reportable Segments	$882	$978	$1,016	$931	$3,805

	2016
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$341	$407	$439	$414	$1,601
Consumer Financing	107	108	112	113	440
Property Management Fees and Reimbursable Revenues	153	151	160	159	623
Other Revenues	33	34	29	14	110
Total Vacation Ownership	634	700	740	700	2,774

Exchange & Rentals
Exchange Revenues	185	164	164	151	665
Rental & Other Revenues	58	67	83	45	251
Total Exchange & Rentals	243	231	247	196	916
Total Reportable Segments	$877	$931	$987	$896	$3,690

Note:     Full year amounts may not add across due to rounding.

Table 5

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted EBITDA
to Further Adjusted Net Income From Continuing Operations
(in millions, except diluted per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Net Income	$378	$3.77	$85	$0.81	$412	$4.11	$175	$1.67
Income on disposal of discontinued operations, net of income taxes	432		—		432		—
Income (loss) from discontinued operations, net of income taxes	(42)		71		(49)		75
Income (loss) from continuing operations	$(12)	$(0.12)	$14	$0.13	$29	$0.29	$100	$0.95
Restructuring costs	—		—		—		6
Separation-related	133		—		163		—
Amortization of acquired intangibles (a)	3		3		6		5
Debt modification costs in interest expense (b)	2		—		2		—
Impairments	—		135		—		140
Tax effect of adjustments (c)	(8)		(55)		(5)		(88)
Adjusted net income from continuing operations	$118	$1.18	$97	$0.93	$195	$1.94	$163	$1.55
Income taxes on adjusted net income	46		51		67		86
Stock-based compensation expense (d)	4		11		17		25
Depreciation (a)	33		30		67		60
Interest expense (b)	44		39		89		73
Interest income	(2)		(1)		(3)		(3)
Adjusted EBITDA	$243		$227		$432		$404
Separation adjustments (e)	(5)		(7)		(10)		(11)
Corporate and other costs (f)	11		12		24		29
Further adjusted EBITDA	$249		$233		$446		$422
Depreciation (a) (g)	(31)		(27)		(62)		(52)
Interest expense (h)	(40)		(40)		(80)		(80)
Stock-based compensation (d)	(4)		(8)		(13)		(17)
Further adjusted taxes (i)	(49)		(43)		(81)		(74)

Further adjusted net income from continuing operations	$125	$1.25	$115	$1.10	$210	$2.09	$200	$1.90

Diluted Shares Outstanding	100.3		104.4		100.4		105.1

The table above reconciles certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income from continuing operations and adjusted diluted EPS from continuing operations to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Table 5
(continued)

(a)    Amortization of acquisition-related assets is excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(b)    Debt modification costs in interest expense are excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(c)     In the three months ended June 30, 2018, amounts represent the tax effect of the adjustments offset by $30 million of non-cash state tax expense related to the separation of the hotel business. In the six months ended
June 30, 2018, amounts represent the tax effect of the adjustments partially offset by $30 million of non-cash state tax expense related to the separation of the hotel business and $13 million of non-cash tax expense from certain internal restructurings associated with the sale of its European vacation rentals business.
(d)     Stock-based compensation is excluded from further adjusted EBITDA but included as a reduction to further adjusted net income from continuing operations.
(e)     Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off.
(f)    Corporate and other costs reflect the Company’s position as if the spin-off of its hotel business and the sale of its
European vacation rentals business had occurred for all reported periods.
(g)    Includes expected depreciation related to retained Wyndham Destinations' corporate assets.
(h)    Interest expense was calculated based on $3.0 billion of outstanding debt and a non-investment-grade rating, resulting in higher interest rates for select tranches of notes.
(i)    For comparative purposes this assumes a stabilized effective tax rate of 27% in all quarters, excluding the second quarter of 2018 which assumes a tax rate of 28%. The rate used for 2017 reflects the benefit of the tax rate reduction resulting from the U.S. Tax Cuts and Jobs Act.

Table 6

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Gross VOI Sales
(in millions)

The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Gross VOI sales (see Table 3) to Net VOI sales (see Table 4):

Year
2018	Q1	Q2	Q3	Q4	Full Year

Gross VOI sales	$465	$602	N/A	N/A	N/A
Less: Sales under fee-for-service	(15)	(14)	N/A	N/A	N/A
Gross VOI sales, net of fee-for-service sales	450	588	N/A	N/A	N/A
Less: Loan loss provision	(92)	(126)	N/A	N/A	N/A
Net VOI sales	$358	$462	N/A	N/A	N/A

2017

Gross VOI sales	$438	$562	$600	$538	$2,139
Less: Sales under fee-for-service	(3)	(5)	(11)	(15)	(35)
Gross VOI sales, net of fee-for-service sales	435	556	589	523	2,104
Less: Loan loss provision	(85)	(110)	(123)	(101)	(420)
Net VOI sales	$350	$446	$466	$422	$1,684

2016

Gross VOI sales	$427	$517	$563	$501	$2,007
Less: Sales under fee-for-service	(23)	(20)	(20)	(1)	(64)
Gross VOI sales, net of fee-for-service sales	404	497	543	500	1,944
Less: Loan loss provision	(63)	(90)	(104)	(86)	(342)
Net VOI sales	$341	$407	$439	$414	$1,601

The following includes primarily tele-sales upgrades and other non-tour revenues, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

Non-tour revenues	Q1	Q2	Q3	Q4	Full Year

2018	$28	$21	N/A	N/A	N/A
2017	$24	$20	$32	$26	$102
2016	$24	$23	$30	$29	$105

Note: Amounts may not add due to rounding.

Table 7

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Free Cash Flows and Further Adjusted Free Cash Flows
(in millions)

	Six Months Ended June 30,
	2018	2017
Continuing Operations

Net cash provided by operating activities	$93	$231
Less: Property and equipment additions	(41)	(51)
Less: Sum of proceeds and principal payments of non-recourse vacation ownership debt	(7)	(92)
Free cash flow	$45	$88
Corporate and other costs (a)	69	70
Separation adjustments	81	7

Further adjusted free cash flow	$195	$165

(a) Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off including corporate costs that reflect the Company’s position as if the spin-off had occurred for all periods presented.

Table 8

Wyndham Destinations
2018 Further Adjusted Guidance
(in millions, except per share amounts)

	2018					2017
	Q1	Q2	Q3	Q4	Full Year	Full Year

Net revenues	$907	$1,007	N/A	N/A	$3,975 - $4,085	$3,806

Adjusted EBITDA	$189	$243	$260 - $270	$241 - $251	$933 - $953	$882
Separation adjustments (a)	(5)	(5)	—	—	(10)	(25)
Corporate and other costs (b)	13	11	2 - 4	2 - 4	29 - 33	57
Further adjusted EBITDA	$197	$249	$262 - $272	$245 - $255	$955 - $975	$914
Depreciation and amortization (c)	(31)	(31)	(27 - 31)	(27 - 31)	(118 - 124)	(110)
Interest expense (d)	(40)	(40)	(38 - 42)	(38 - 42)	(158 - 164)	(160)
Stock-based compensation	(9)	(4)	(2 - 4)	(2 - 4)	(16 - 20)	(35)
Further adjusted pre-tax income	$117	$174	$190 - $200	$175 - $185	$655 - $675	$609
Further adjusted taxes (e)	(32)	(49)	(50 - 54)	(46 - 50)	(178 - 182)	(165)
Further adjusted net income from continuing operations	$85	$125	$137 - $147	$126 - $136	$476 - $496	$443

Weighted average diluted shares outstanding	101.6	100.3	100.5	100.7	100.6	103.7
Further adjusted diluted earnings per share	$0.84	$1.25	$1.37 - $1.47	$1.26 - $1.36	$4.74 - $4.94	$4.28

Note: Amounts may not add due to rounding. The Company is providing guidance for net income, EBITDA and diluted EPS only on a non-GAAP further adjusted basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments or other potential adjustments that may arise in the future. Unavailable reconciling items could significantly impact the Company’s financial results. Definitions are included in Table 9.

(a)    Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off.
(b)    Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.
(c)    Excludes amortization of acquisition-related intangible assets. Includes expected depreciation related to retained Wyndham
Destinations' corporate assets.
(d)    Interest expense was calculated based on $3.0 billion of outstanding debt and a non-investment-grade rating, resulting in higher interest rates for select tranches of notes.
(e)    Assumes a stabilized effective tax rate of approximately 27% in all quarters, excluding the second quarter of 2018 which assumes a tax rate of approximately 28%. The rate used for 2017 reflects the benefit of the tax rate reduction resulting from the U.S. Tax Cuts and Jobs Act.

		2018 Guidance		Adjusted EBITDA Impact of
Full-Year Drivers	2017	Low	High	100 bps Change (a)

Vacation Ownership
Tours	6%	5%	7%	$6.0
VPG	1%	1%	3%	$9.0

Exchange & Rentals
Average number of members	(1%)	1%	3%	$4.5
Exchange revenue per member	2%	1%	3%	$7.0

(a)    Sensitivities for revenue drivers are based on average systemwide trends. Operating circumstances including but not limited to brand mix, product mix, geographical concentration or market segment result in variability, which may change the impact.

Table 9

Definitions

Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income before depreciation and amortization, interest expense (excluding consumer financing interest), modification of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, transaction costs and impairments, and items that meet the conditions of unusual and/or infrequent. We believe that Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Further adjusted earnings measures: A non-GAAP measure, defined by the Company to exclude certain items including impairment charges, restructuring and other related charges, transaction-related items, contract termination costs and other significant charges which in the Company's view does not reflect ongoing performance. Further adjusted earnings measures adjust for license fees, credit card income and corporate expense to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts during all reported periods. All further adjusted earnings measures are reported from continuing operations, unless otherwise noted. Wyndham Destinations believes that these measures are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. A full reconciliation of non-GAAP measures to GAAP are included in Table 5.

Gross Vacation Ownership Interest Sales: Represents sales of vacation ownership interests (VOIs), including sales [conducted by us on behalf our affiliated resorts], before the net effect of percentage-of-completion accounting and loan loss provisions. We believe gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.

Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.

Average Number of Members: Represents members in our vacation exchange programs who paid annual membership dues as of the end of the period or who are within the allowed grace period. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with the Company's vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related services and products.

Exchange Revenue Per Member: Represents total annualized revenues generated from fees associated with memberships, exchange transactions, member-related rentals and other servicing for the period divided by the average number of vacation exchange members during the period.

Free Cash Flow (FCF): A non-GAAP measure, defined by the Company as Net Cash provided by operating activities less property and equipment additions which the Company also refers to as capital expenditures and less the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes free cash flow to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions, development advances and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.

Leverage Ratio: The Company calculates leverage ratio as net debt divided by adjusted EBITDA.